                                                                     EXHIBIT 3.1

                                 SECOND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                       DIGITAL ENTERTAINMENT NETWORK, INC.




                  Digital Entertainment Network, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Act"), DOES HEREBY CERTIFY THAT:

         1. In accordance with the provisions of Sections 242 and 245 of the Act, the amendment and restatement of the Certificate of Incorporation as heretofore amended of this Corporation has been duly adopted by the stockholders and the Board of Directors of this Corporation by written consent in accordance with Sections 228(a) and 141(f), respectively, of the Act. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 4, 1996.

         2. Said amendment and restatement amends and restates this Corporation's Certificate of Incorporation to read in its entirety as follows:

                           FIRST: The name of the Corporation is Digital
Entertainment Network, Inc. (hereinafter the "Corporation").

                           SECOND: The address of the registered office of the
Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, 19805. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

                           THIRD: The purpose of the Corporation is to engage in
any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Act.

                           FOURTH: The total number of shares of stock which the
Corporation shall have the authority to issue is one hundred-twenty million (120,000,000) shares of Common Stock, each having a par value of one penny ($.01), and twenty million (20,000,000) shares of Preferred Stock, each having a par value of one penny ($.01) ("Preferred Stock").

                           The Board of Directors is expressly authorized to
provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each


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such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the Act, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Subject to the express terms of any other series of Preferred Stock outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respect from time to time before issuing the shares any terms, rights, restrictions and qualification of the shares.

                           The Certificate of Designations, Preferences and
Relative, Optional and Other Special Rights of Series A Convertible Preferred Stock and Qualifications Limitations and Restrictions Thereof, attached hereto as Exhibit A, is hereby incorporated and by this reference made a part hereof.

                           FIFTH: The following provisions are inserted for the
management of the business and conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                           (1) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board of Directors.

                           (2) In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation's Bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation's Bylaws. The Corporation's Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares entitled to vote at an election of directors.

                           (3) Except as provided in this Certification of Incorporation, the number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be


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         filled and directors may be removed as provided in the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

                           (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Act or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                           (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Act, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

                           (6) Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors, if there be one,
         (ii) the President or (iii) the Board of Directors. The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied.

                           SIXTH: Meetings of stockholders may be held within or
without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Act) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                           SEVENTH: The Corporation reserves the right to amend,
alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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                  IN WITNESS WHEREOF, I, Bruce Gamache, Chief Financial Officer
and Chief Operating Officer of the Corporation, have executed this Second Restated Certificate of Incorporation on behalf of the Corporation as of the 19th day of May, 1999, and DO HEREBY CERTIFY under the penalties of perjury that the facts stated in this Second Restated Certificate of Incorporation are true.


                                         DIGITAL ENTERTAINMENT NETWORK, INC.



                                         By: /s/ Bruce Gamache
                                             ----------------------------------
                                             Name:  Bruce Gamache
                                             Title: Chief Financial Officer and
                                                    Chief Operating Officer



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                                                                       Exhibit A


                       DIGITAL ENTERTAINMENT NETWORK, INC.

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                   RELATIVE, OPTIONAL AND OTHER SPECIAL RIGHTS
                   OF SERIES A CONVERTIBLE PREFERRED STOCK AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF



                ------------------------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                ------------------------------------------------


         Digital Entertainment Network, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent, dated as of November 9, 1998, duly approved and adopted the following resolutions, which resolution remains in full force and effect as of the date hereof:

         WHEREAS, the Board of Directors of the Corporation is authorized within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and the powers, preferences and relative, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

         WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

         NOW, THEREFORE, BE IT RESOLVED that there is hereby created, authorized and provided such number and series of Preferred Stock on the terms and with the provisions herein set forth:

          1. DESIGNATION; NUMBER OF SHARES. The designation of the single series of Preferred Stock authorized by this resolution shall be 250,000 shares of "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). All shares of Series A Preferred Stock shall be identical with each other in all respects.


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          2.    RANK. The Series A Preferred Stock shall, with respect to
rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank senior to all classes of the common stock of the Corporation heretofore or hereafter issued (the "Common Stock"). As used herein, the term "Junior Securities" shall mean the Common Stock and any other class or series of stock or other equity securities of the Corporation, heretofore or hereafter authorized, ranking junior to the Series A Preferred Stock in respect of rights on liquidation, dissolution and winding up of the affairs of the Corporation.

          3. VOTING. Except as may be otherwise provided herein, by law or in the Restated Certificate of Incorporation of the Corporation, the Series A Preferred Stock shall vote together with all other voting classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which such share of Series A Preferred Stock is then convertible on the record date for such action.

          4.    LIQUIDATION.

                  (a) Upon the dissolution, liquidation or winding up of the Corporation and prior to the distribution of any assets of the Corporation to the holders of all classes of Junior Securities, the assets remaining after the payment of all debts and liabilities of the Corporation shall be distributed to the holders of the Series A Preferred Stock, to the extent available, in an amount equal to $100.00 per share of Series A Preferred Stock (the "Stated Value"), plus all accumulations of accrued and unpaid dividends as set forth in
Section 6 hereof to the date of such dissolution, liquidation or winding up (such amounts, in the aggregate, the "Liquidation Preference"), but if the funds available therefor are insufficient, then to the holders of Series A Preferred Stock (together with any other preferred stock of the Corporation ranking equally with respect to all rights upon a liquidation, dissolution or winding up of the Corporation with the Series A Preferred Stock) on a pro rata basis. The Liquidation Preference shall be paid to the holders of Series A Preferred Stock before the holders of Junior Securities are entitled to receive any payment or distribution of cash, securities or other property with respect to such shares following the dissolution, liquidation or winding up of the Corporation.

                  (b) For the purposes of this Section 4, a voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to one or more other entities shall be deemed to be a liquidation of the Corporation.

                  (c) Notwithstanding the foregoing, the amounts to which the holders of Series A Preferred Stock shall be entitled shall be equitably adjusted to take account of any stock splits, stock dividends, recapitalizations, reorganizations or other transactions affecting the number of shares of Series A Preferred Stock outstanding as a class.

          5. CONVERSION RIGHTS. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):


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                  (a) Conversion. The holders of Series A Preferred Stock shall have the right to convert each of such shares at any time into ten shares of Common Stock of the Corporation (the "Conversion Shares"). In addition, upon the closing of an underwritten initial public offering of the Company's Common Stock with net proceeds to the Company of at least $15,000,000 that results in the Common Stock being listed on a national securities exchange, including, without limitation, the NASDAQ Stock Market, all shares of Series A Preferred Stock shall be automatically converted into the Conversion Shares. The number of Conversion Shares into which shares of Series A Preferred Stock may be converted shall be subject to adjustment in the event certain circumstances occur prior to such conversion. In such event, each share of Series A Preferred Stock shall be converted into the number of shares of Conversion Shares calculated by dividing $100.00 by the then applicable Conversion Price. The Conversion Price shall initially be $10.00. The Conversion Price shall be adjusted as hereinafter provided.

                  (b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to receive certificates evidencing Conversion Shares into which Series A Preferred Stock have been converted, such holder shall surrender the certificate or certificates for Series A Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder wishes to receive certificates evidencing the Conversion Shares and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Conversion Shares to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Conversion Shares to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Conversion Shares on the date of conversion into such Conversion Shares.

                  (c) Adjustments to Conversion Price for Certain Events.

                           (i) In case at any time prior to conversion into the
Conversion Shares of the Series A Preferred Stock the Corporation shall (A) subdivide its outstanding Common Stock, (B) combine its outstanding Common Stock into a smaller number of shares, or (C) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger) any shares, the Conversion Price in effect at the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any Series A Preferred Stock surrendered for conversion after such time shall be entitled to receive the aggregate number and kind of shares which, if such Series A Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive upon such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

                           (ii) If the Company shall, commencing on the date
hereof and continuing for one hundred twenty (120) days thereafter, sell or issue shares of Common Stock, or rights, options, warrants or other securities convertible or exchangeable for shares of Common Stock (excluding securities issued (w) in any of the transactions described in paragraph (i) of clause (c) of this Section 5, (x) upon conversion of this Series A Preferred Stock, (y) upon the exercise or


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

conversion of any options, warrants and other securities convertible into or exchangeable for shares of Common Stock which options, warrants and other securities are outstanding as of the date hereof or are issued after the date hereof pursuant to the Company's 1998 Incentive Compensation Plan and (z) issued in connection with a merger or acquisition or with respect to advertising sales or distribution of programming) at a price per share of Common Stock (or exercise price or conversion price per share of Common Stock, as the case may
be) lower than the Conversion Price, then such Conversion Price shall be reduced to a price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such sale or issuance plus (y) the number of shares of Common Stock which the aggregate consideration received for such sale or issuance (or the aggregate initial conversion or exercise price of the convertible securities issued plus any other consideration to be paid upon such exercise or conversion) would purchase at the Conversion Price, as adjusted, on the applicable record date, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issuance or sale (or into which the newly issued rights, options, warrants or convertible securities are initially exercisable or convertible as of the date of such issuance or sale). If the Company shall sell or issue shares of Common Stock in consideration for property other than cash or its equivalent, then the price per share of Common Stock and fair value of such property shall be determined in good faith by the Board of Directors of the Company. Any such adjustment shall be determined and effective on the date of such sale or issuance and not upon exercise or conversion, as the case may be, of such rights, options, warrants, or convertible or exchangeable securities. If any of such rights, options, warrants or convertible or exchangeable securities expire without having been exercised, converted or exchanged, the Conversion Price shall be adjusted as if the rights, options, warrants or convertible or exchangeable securities not so exercised, converted or exchanged had not been sold or issued.

                           (iii) No adjustment in the Conversion Price shall be
required unless such adjustment would require an increase or decrease of at least ten cents ($0.10) in such Conversion Price; provided, however, that any adjustment which by reason of this paragraph (iv) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subsection (c) shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

                  (d) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this subsection 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for the Series A Preferred Stock at the time in effect, and (iii) the number of shares of Conversion Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.


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

                  (e) Notice of Record Date. In the event that the Corporation shall propose at any time prior to conversion of the Series A Preferred Stock:
(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock (other than the Series A Preferred Stock) any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation where the Corporation is not the surviving corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock:

                           (i) at least five (5) days' prior written notice of
the record date for such dividend, distribution or subscription rights (and specifying the date upon which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to above; and

                           (ii) in the case of the matters referred to in (iii)
and (iv) above, at least five (5) days' prior written notice of the date when the same shall take place (and specifying the date, if any, on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                  (f) Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          6. DIVIDENDS. If any dividends or other distributions are declared and paid on shares of any class or series of Common Stock, the holders of Series A Preferred Stock shall be entitled to receive in respect of each share of Series A Preferred Stock such dividends or other distributions out of funds legally available therefor when, as and if approved by the Board of Directors in the same amount and manner as they would have been entitled to receive if the shares of Series A Preferred Stock held of record by such holder were converted into Conversion Shares on the record date for such dividend or other distributions.

          7. INFORMATION RIGHTS. Upon the written request of a purchaser of the Series A Convertible Preferred Stock, the Company shall deliver to such purchaser (i) within forty-five days after the end of a fiscal quarter, unaudited financial statements of the Company for such quarter, (ii) within ninety days after the end of a fiscal year of the Company, (A) a financial plan for the Company for the next year and (B) audited financial statements for such year.


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          8.   EFFECT OF ACQUISITION OF PREFERRED STOCK BY CORPORATION. All
shares of Series A Preferred Stock acquired by the Corporation by reason of purchase or otherwise shall be canceled and cease to be outstanding and shall have the status of authorized but unissued shares of undesignated preferred stock and may be redesignated and reissued as part of any series of Preferred Stock.

          9. CONSENTS. So long as any shares of Series A Preferred Stock shall be outstanding, the approval of the holders of at least 50% of the shares of Series A Preferred Stock at the time outstanding, voting as a single class, shall be required for (i) the authorization of any shares of any class or series of stock of the Corporation having any preference or priority over the Series A Preferred Stock upon liquidation, dissolution or winding up of the Corporation,
(ii) the reclassification of any shares of stock of the Corporation into shares of Series A Preferred Stock, (iii) the authorization of any security of the Corporation exchangeable for, convertible into, or evidencing the right to purchase any of the Series A Preferred Stock, and (iv) the amendment, alteration or repeal of this Certificate to alter or change the preferences, privileges, rights or powers of the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely; provided, however, that without the approval of each holder of the Series A Preferred Stock affected, such amendment or change may not reduce the Liquidation Preference.

         IN WITNESS WHEREOF, Digital Entertainment Network, Inc. has caused this Certificate to be duly executed in its corporate name as of this 17th date of November, 1998.

                                         DIGITAL ENTERTAINMENT NETWORK, INC.



                                         By: /s/ ALAN L. FRIEL
                                            --------------------------------
                                             Name:  Alan L. Friel
                                             Title: Executive Vice President





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